Exhibit 19.1

Securities Trading Policy

Amended and Restated December 19, 2023

This Securities Trading Policy ("Policy") contains the following sections:

1.0 General

2.0 Definitions

3.0 Statement of Policy

4.0 Certain Exceptions

5.0 Pre-clearance of Trades and Other Procedures

6.0 10b5-1 Plans/Margin Accounts and Pledges/Short Sales

7.0 Potential Criminal and Civil Liability and/or Disciplinary Action

8.0 Broker Requirements for Section 16 Persons

9.0 Confidentiality

10.0 Legal Effect of this Policy

1.0 General

1.1 Velocity Financial, Inc. and its subsidiaries (collectively, the "Company"), their directors, officers and employees (collectively, "Velocity Personnel"), and household and immediate family members of Velocity Personnel (collectively, "Insiders") must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.

1.2 Federal securities laws prohibit trading in the securities of a company on the basis of "inside" information. These transactions are commonly known as "insider trading". It is also illegal to recommend to others (commonly called "tipping") that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Federal securities law also creates a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Velocity Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.

1.3 This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.

Exhibit 19.1

1.4 This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Chief Legal Officer.

2.0 Definitions

2.1 Material. Information is generally considered "material" if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.

Examples of material information could include, but are not limited to:

• dividend information;

• earnings results, estimates and guidance on earnings and changes in previously released earnings results, estimates or guidance;

• a significant merger, acquisition or divestiture proposal or agreement;

• significant developments with respect to investments, changes in assets or joint ventures;

• financings and other events involving the Company’s securities (e.g., public or private sales by the Company, its senior management or significant securityholders, calls of securities for redemption, share repurchase plans, stock splits, and changes to the rights of securityholders);

• acquisition of, refinancing, or repayment of significant indebtedness or defaults by the Company on indebtedness;

• developments regarding lines of business and significant service providers, vendors, partnerships and corporate properties, including the acquisition or loss of an important contract or relationship;

• the gain or loss of a service relationship that is material to the Company;

• changes in control or in senior management;

Exhibit 19.1

• a significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities, data and information technology infrastructure;

• significant impairments;

• significant litigation or governmental investigations;

• changes in auditors; and

• layoffs, bankruptcy, corporate restructuring or receivership.

Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s ("SEC") rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

2.2 Non-Public Information. For the purpose of this Policy, information is "Non-Public" until three criteria have been satisfied:

First, the information must have been widely disseminated. Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:

• it has been carried in a "financial" news service such as the Dow Jones Broad Tape;

• it has been carried in a "general" news service such as the Associated Press;

• it has been carried by a national television news service and/or;

• it has appeared in a publicly available filing with the SEC.

Second, the information disseminated must be some form of "official" announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be assimilated by the general public.

2.3 Security or Securities. The term "security" or "securities" is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants,

bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange- traded options), or other similar instruments.

Exhibit 19.1

2.4 Trade or Trading. The term "trade" or "trading" means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.

3.0 Statement of Policy

3.1 No Insider may buy or sell the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company.

3.2 No Insider may buy or sell securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our customers, when that information was obtained as a result of the Insider’s employment or relationship to the Company.

3.3 No Insider may disclose ("tip") Material Non-Public Information to any other person (including family members), and no Insider may make buy or sell recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal "tip".

3.4 No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions on social media, blogs or online comment forums) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized by the Chief Executive Officer or Chief Legal Officer in each instance. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party you must contact the Chief Legal Officer immediately.

3.5 In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Chief Legal Officer or the Company’s designated investor relations representative.

3.6 Certain Insiders may only trade in the Company’s securities during the four "Window Periods" that occur each fiscal year or in connection with a registered primary or secondary underwritten offering of the Company. These persons must also receive pre- approval prior to any transaction. See Section 5.0.

3.7 No Short Sales or Hedging Transactions. No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities "short" (i.e., selling stock that is not owned and borrowing the shares to make delivery) or otherwise

Exhibit 19.1

engage in transactions designed to hedge against losses. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety.

3.8 For all Insiders, this Policy continues in effect until the opening of the first Window Period after termination of employment or other relationship with the Company, except that the pre-clearance requirements set forth in Section 5.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 5.3.

4.0 Certain Exceptions

The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:

• Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime);

• The exercise of stock options under our stock plan in a cashless exercise with the Company or an exercise for cash; however, the sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, is subject to this Policy;

• The exercise of a tax withholding right pursuant to which you previously elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements;

• The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 6.1;

• The purchase of the Company’s stock through regular payroll deductions pursuant to any 401(k) plan adopted by the Company that permits such purchases; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy;

• The purchase of stock through any employee stock purchase plan adopted by the Company; however, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.

5.0 Pre-clearance of Trades and Other Procedures

5.1 Applicability. Members of the Board of Directors of Velocity and Section 16 executive officers of Velocity (collectively, "Section 16 Persons"), and household and immediate

Exhibit 19.1

family members of any of such persons and trusts, corporations and other entities controlled by any of such persons (collectively, "Permanent Restricted Persons") as well as certain other persons described in Section 5.2 must obtain the advance approval of the Chief Legal Officer in accordance with Section 5.3 before effecting transactions in the Company’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest.

5.2 Other Restricted Persons. From time to time, the Company will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in Section 5.3 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information ("Other Restricted Persons"). Examples of such persons include members of the finance or accounting teams and compliance personnel and their households (regardless of whether or not a family member), and any of their family members who do not live in their household but whose transactions in Company securities they direct, influence, or control. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre- clearance requirements set forth in Section 5.3.

5.3 Procedures. Permanent Restricted Persons and Other Restricted Persons should submit a request for pre-clearance to the Chief Legal Officer or his/her designee at least two business days in advance of the proposed transaction (two weeks in the case of using shares as collateral for a loan (see Section 6.2)) and by completing the attached "Request for Approval" form. Approval must be in writing, dated and signed, specifying the securities involved. Approval for transactions and pledges of the Company’s securities, if permitted, will generally be granted only during a Window Period (described in Section 5.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event no later than the second business day following the date of approval. Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.

5.4 Window Periods. The Company has established four "windows" of time during the fiscal year during which Request for Approval forms and telephonic requests may be approved and transactions and pledges may be performed ("Window Periods").

Each Window Period:

• Begins the later of (i) 24 hours after the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year and (ii) the expiration of one full regular stock trading session (9:30 a.m. to 4 p.m. ET) after

Exhibit 19.1

the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year; and

• Ends upon the close of the regular stock trading session on 20th calendar day of the last month of a fiscal quarter (close of trading on each of March 20, June 20, September 20 and December 20).

After the close of the Window Period, Permanent Restricted Persons and Other Restricted Persons may not purchase, sell or otherwise dispose of any of the Company’s securities. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the Chief Legal Officer whenever you are in doubt.

5.5 Suspension of Trading. From time to time, the Company may require that directors, officers, selected employees and/or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in our securities while the suspension is in effect, and shall not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly- sensitive transaction, they may be declared for any reason.

5.6 Notification of Window/Trading Periods. Notwithstanding the quarterly window periods described above, a trade request may still be denied and no reason may be given under certain circumstances. If you are subject to this Policy, you are obligated to comply with this Policy regardless of whether you have been made aware of any suspensions of trading.

5.7 Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section 5.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy.

Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Chief Legal Officer.

6.0 10b5-1 Plans/Margin Accounts and Pledges/Short Sales

6.1 10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess Material Non- Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section 5.0 cannot enter into these plans outside Window Periods.

Exhibit 19.1

Under the SEC’s Rule 10b5-1, all 10b5-1 trading plans are subject to a cooling off period before trading can begin pursuant to such plan. Rule 10b5-1 provides that Section 16 Persons are subject to a cooling off period extending to the later of (i) 90 days from adoption of the plan or (ii) two business days following disclosure of the Company’s financial results in the filing of the Form 10-Q or Form 10-K, for the quarter in which the plan was adopted, in any event subject to a maximum cooling off period of 120 days after adoption of the plan. All other employees are subject to a cooling off period of 30 days from adoption of the plan before the beginning of trading pursuant to the plan. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Any modification to the amount, price or timing of plan transactions are treated as termination of the existing 10b5-1 plan and adoption of a new 10b5-1 plan, resulting in a new cooling off period.

You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information and you were acting in good faith and not to evade insider trading rules. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.

Each Insider must pre-clear with the Chief Legal Officer its proposed 10b5-1 trading plan prior to the establishment of such plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or the New York Stock Exchange were to investigate your trades.

Additionally, the Company is required to disclose in its filing of Form 10-Q and Form 10-K whether any Section 16 Person had adopted or terminated any 10b5-1 plans or other pre-planned trading arrangements during the prior fiscal quarter. Adoption or termination of any 10b5-1 trading plans shortly before the Company announces material news, could similarly result in negative publicity for you and the Company.

For Insiders, any modification of a pre-approved 10b5-1 trading plan requires pre- approval by the Chief Legal Officer. Such modification must occur before you become aware of any Material Non-Public Information and must comply with the requirements of

Exhibit 19.1

the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, during a Window Period. Any modification to the amount, price or timing of plan transactions are treated as termination of the existing 10b5-1 plan and adoption of a new 10b5-1 plan, resulting in a new cooling off period, as discussed in this section.

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Insiders are generally prohibited from having overlapping or single-trade 10b5-1 trading plans, subject to limited exceptions. Each Insider must pre-clear with the Chief Legal Officer its proposed overlapping or single-trade 10b5-1 trading plan before the establishment of such plan. The Company reserves the right to withhold pre-clearance of such overlapping or single-trade 10b5-1 trading plan that the Company determines is inconsistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

Finally, if you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5- 1 trading plan requires your broker to notify the Company before the close of business on the day after the execution of the transaction. See Section 8.0.

6.2 Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

Therefore, no Velocity Personnel, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance. Request for approval must be submitted to the Chief Legal Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge. The Chief Legal Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the

Exhibit 19.1

arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Additionally, directors and Section 16 officers (as defined by Rule 16a-1(f) under the Exchange Act) are discouraged from purchasing the Company’s securities on margin, borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan and shall be prohibited from engaging in such transactions. The Board of Directors, in its sole discretion, may allow exceptions to this prohibition based on the particular facts and circumstances of the request. Notwithstanding the pre-clearance of any request or any exceptions, neither the Company nor the Board of Directors assumes any liability for the consequences of such.

7.0 Potential Criminal and Civil Liability and/or Disciplinary Action

7.1 Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window

Periods and outside of any suspension periods (regardless of whether permission was granted) should not be considered a "safe harbor". We remind you that, whether or not during a Window Period, you may not trade securities on the basis of Material Non-Public Information.

You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you posses Material Non-Public Information, it is advisable that you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company from the perspective of a long term investor who would like to participate over time in the Company’s or such company’s earnings growth.

7.2 Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as "controlling persons" with respect to the violator. The term "controlling person" is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered "controlling persons" with respect to any other individual whose behavior they have the power to influence.

Liability can be imposed only if two conditions are met. First, it must be shown that the "controlling person" knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the "controlling person" failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory

Exhibit 19.1

personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.

7.3 Potential Sanctions.

(i) Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

(ii) Possible Disciplinary Actions. Velocity Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Velocity Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

7.4 Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Chief Legal Officer at (818) 532-3726 or rkelly@velfinance.com. Any violation or perceived violation should be reported immediately to the Chief Legal Officer.

8.0 Broker Requirements for Section 16 Persons

The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and Section 16 officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Securities Exchange Act of 1934, brokers of directors and officers designated by the Board as being Section 16 persons need to comply with the following requirements:

• Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and

• To report before the close of business on the day after the execution of the transaction to the Company by telephone and in writing via e-mail to the Chief Legal Officer and any other persons designated in writing by the Chief Legal Officer to receive such reports, the complete (i.e., date, type of transaction, number of shares and prices) details of every transaction involving the Company’s stock,

Exhibit 19.1

including sales, purchases, gifts, donations, transfers, pledges and all 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause this filing to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

9.0 Confidentiality

No Velocity Personnel should disclose any Non-Public Information to non-Velocity Personnel (including to family members), except when such disclosure is needed to carry out the Company’s business and then only when the Velocity Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Velocity Personnel should disclose Non-Public Information to other Velocity Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. See also, Controlling Persons, Section 7.2.

In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Velocity Personnel should not respond to any such inquiries and should refer all such inquiries to the Chief Legal Officer. See also, Statement of Policy, Sections 3.4 and 3.5.

10.0 Legal Effect of this Policy

The Company’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Exhibit 19.1

ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY

If you are a Permanent Restricted Person as described in Section 5.1 of Velocity’s Securities Trading Policy or have been notified by us that you are subject to the pre-clearance requirements as an Other Restricted Person as described in Section 5.2 of Velocity’s Securities Trading Policy, we ask that you acknowledge that you have read and agree to comply with Velocity's Securities Trading Policy. Velocity may ask you to re-submit this acknowledgement on an annual basis, at such time as a person has been designated as an Other Restricted Person or whenever the Securities Trading Policy is significantly updated. If you are not a Permanent Restricted Person and have not been notified by us that you have been designated as an Other Restricted Person, you do not have to sign the acknowledgement below.

By my signature below, I acknowledge that I have read and agree to comply with Velocity’s Securities Trading Policy.

Signature:

Name (printed):

Date:

REQUEST FOR APPROVAL TO TRADE

VELOCITY SECURITIES

Type of Security [check all applicable boxes]

Common stock Preferred stock

Restricted stock Stock Option

Number of Shares

Proposed Date of Transaction

Type of Transaction

___Stock option exercise – Exercise Price $ /share

Exercise Price paid as follows: ___Broker’s cashless exchange ___cash ___Pledge ___other

Withholding tax paid as follows:

___Broker’s cashless exchange ___cash ___other

___Purchase

___Sale

___Gift

Broker Contact Information

Company Name

Contact Name

Telephone

Email

Account Number

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4

Is a Form 144 Necessary?

I am not currently in possession of any material non-public information relating to Velocity and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Velocity arises and, in the reasonable judgment of Velocity, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature Date

Print Name

Telephone Number Where You May Be Reached

______ Request Approved (transaction must be completed during the Window Period (as defined in Section 5.4 of the Velocity Securities Trading Policy) in which this approval was granted and in any event no later than the second business day following the date of approval.

______ Request Denied

______ Request Approved with the following modification:

Signature	Date